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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


NAPCO SECURITY SYSTEMS, INC. ANNOUNCES Q3 SALES/EARNINGS AND AGREEMENT TO REPURCHASE COMMON STOCK


Amityville, New York, May 15, 1998 - Napco Security Systems, Inc. (NSSC - NASDAQ) announced today the Company's results for both sales and earnings for the nine months ended March 30, 1998.

Sales for the nine months ended March 31, 1998 decreased 6% to $35,687,000 as compared to $38,067,000 for the same period a year ago. Net income decreased to $709,000 or $.16 per share for the nine months ended March 31, 1998 from $1,121,000 or $.26 per share for the same period a year ago. For the three months ended March 31, 1998 sales decreased 11% to $12,023,000 from $13,583,000 a year ago. Net income decreased to $121,000 or $.03 per share for the three months ended March 31,1998 as compared to $215,000 or $.05 per share for the same quarter a year ago. These decreases were primarily due to the significant reduction in sales due to a major customer as disclosed in the Company's most recent Form 10-K and annual report. Also, because of improved delivery response to the Company's customers, the sales orders during the quarter are closer to a "just in time" basis even though the "sell through" of product to the installer has increased. The effects of these factors were partially offset by an increase in the Company's international sales. During the second quarter, the Company announced that it had reorganized its Sales and Marketing management team.

In addition, in May 1998, the Company reached an agreement in principle with NAPCO's co-founder Kenneth Rosenberg to repurchase all of Mr. Rosenberg's 889,576 NAPCO shares for $5 per share. The Company anticipates a Closing to occur shortly, at which time $2.5 million of the purchase price will be paid. The balance will be paid over a 4-year period. The portion of the purchase price payable at Closing will be financed by the Company's primary bank.

At the Closing, Mr. Rosenberg, who had taken a less active role in the Company's business recently, will retire as president and as director of the Company, but will be available to consult with the Company pursuant to a consulting agreement. The agreement also contemplates that Mr. Rosenberg will not compete with the Company for a ten-year period.

Commenting on the proposed transaction, Richard Soloway, the Company's Chairman, stated that "the repurchase will reduce the


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number of shares outstanding by about 20% which should have a positive effect on the Company's earnings per share." Mr. Soloway added that the Company does not have any immediate plans to replace Mr. Rosenberg, and that he would fill the role of Chairman, President and Chief Executive Officer, and that Kevin S. Buchel, the Company's Senior Vice President of Operations and Finance, would be added to the board to fill the vacancy that will be created by Mr. Rosenberg's resignation.


Founded in 1969, Napco Security Systems, Inc. is one of the Nation's leading manufacturers of electronic security equipment. The Company's products are used in residential, commercial, institutional and industrial installations.


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